Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Effie Veres
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS

~ Third Quarter Sales Increase 9% to a Record $236.6 Million ~

~ Third Quarter EPS Record $.49; Fiscal Year to Date EPS Growth of 15% to Record $1.50 ~

~ Fiscal 2015 Completed Acquisitions Add 10% Annualized Sales Growth ~

ROCHESTER, N.Y. – January 27, 2015 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 27, 2014.

Third Quarter Results

Sales for the third quarter of fiscal 2015 increased 9.2% to a record $236.6 million as compared to $216.7 million for the third quarter of fiscal 2014. The sales increase for the third quarter was due to an increase in sales from new stores, partially offset by a decrease in comparable store sales of 1.8%. Comparable store sales increased approximately 10% for alignments and 2% for brakes. Comparable store sales decreased approximately 1% for exhaust, 2% for front end/shocks and 3% for tires and maintenance services.

Gross margin increased to 38.1% in the third quarter from 38.0% in the prior year quarter, primarily due to the benefit of lower material costs. Total operating expenses for the third quarter of fiscal 2015 were $62.2 million, or 26.3% of sales, as compared with $55.4 million, or 25.6% of sales, for the same period of the prior year. The increase in operating expenses as a percent of sales is due to the decline in comparable store sales and higher costs related to recent acquisitions.

Operating income for the quarter increased 3.8% to $28.0 million from $26.9 million in the third quarter of fiscal 2014.

Net income for the third quarter increased 4.3% to a record $16.0 million from $15.3 million in the prior year period. Diluted earnings per share for the quarter increased 4.3% to $.49, within the Company’s estimated range of $.47 to $.52. This compares to diluted earnings per share of $.47 in the third quarter of fiscal 2014, or approximately $.44 excluding the benefit from favorable lease accounting and tax adjustments in last year’s quarter. Net income for the third quarter reflects an effective tax rate of 37.4% as compared with 36.3% for the prior year period.

The Company added 21 and closed seven locations during the third quarter, ending the quarter with 1,017 stores.

John Van Heel, President and Chief Executive Officer stated, “We were able to deliver sales and EPS results in line with our expectations for the quarter, due to the continued outperformance of our recent acquisitions and our ability to drive lower costs, by leveraging our increasing scale. While cold weather and snow drove positive comparable store sales through November, particularly in tires, this was more than offset by lower sales in December amidst warmer weather and the holiday shopping season. For the year, we are encouraged by the momentum we’ve experienced in our service business as consumers continue to turn to Monro for needed repairs and maintenance. This is demonstrated by positive comparable sales, year-to-date, in key service categories, including oil changes, brakes, front end/shocks and alignments. While we are disappointed these trends have been offset by deflationary pressure and continued customer deferrals in the tire category, we are encouraged by our competitive position. Despite the ongoing choppiness in the consumer spending environment, our strong business model and disciplined acquisition strategy has allowed us to deliver record profits and 100 basis points of operating margin expansion year-to-date. We remain confident in our ability to continue to increase our market share and deliver strong sales and earnings growth, in both strong and weak environments.”

First Nine Month Results

For the nine-month period, sales increased 7.5% to a record $675.4 million from $628.2 million in the same period of the prior year. Comparable store sales decreased 1%, but gross margins and operating margins have increased 120 and 100 basis points, respectively. Net income for the first nine months of fiscal 2015 increased 15.7% to a record $49.2 million, or $1.50 in diluted earnings per share, as compared with $42.6 million, or $1.31 in diluted earnings per share in the comparable period of fiscal 2014.

Acquisitions Update

In October 2014, Monro Muffler Brake completed the previously announced acquisition of nine stores in Atlanta, Georgia, a new contiguous state for Monro, further filling in the Company’s geographic footprint. In December 2014, the Company completed the acquisition of nine stores in the Fort Lauderdale and Palm Beach region of Florida. Combined, these two acquisitions add approximately $19 million in annualized sales. Fiscal 2015 acquisitions completed year-to-date add 72 locations and three new states, with total annualized sales of $84 million, representing approximately 10% annualized sales growth.

Company Outlook

The Company’s guidance is based on current visibility, business and economic trends and the recently completed acquisitions. The Company now anticipates fiscal 2015 comparable store sales to be in the range of approximately flat to a decrease of ..5%. The Company is also narrowing its estimated fiscal 2015 diluted earnings per share to a range of $1.86 to $1.90, from the prior range of $1.85 to $1.95. This compares to fiscal 2014 diluted earnings per share of $1.67 and represents an increase of 11% and 14% year over year, respectively, at the low and high end of the range. The estimate is based on 32.8 million weighted average shares outstanding. Fiscal 2015 diluted earnings per share guidance includes the impact of one-time costs related to the previously announced closure of the 29 locations within BJ’s stores, incremental warehousing and logistics costs related to the increase in the Company’s tire inventory in advance of the tariff on imported tires, higher healthcare costs, higher due diligence costs in the fourth quarter and slight dilution from the fiscal 2015 acquisitions. The Company now anticipates total sales for fiscal 2015 to be in the range of $900 million to $905 million, including the impact of closing the remaining BJ locations, which is expected to be completed in the fourth quarter of fiscal 2015.

For the fourth quarter of fiscal 2015, the Company anticipates comparable store sales to be in the range of flat to an increase of 2%. The Company expects diluted earnings per share for the fourth quarter to be between $.36 and $.40, as compared to $.36 in diluted earnings per share for the fourth quarter of fiscal 2014.

Mr. Van Heel concluded, “Our long-term outlook for the industry and company remains positive, although we expect trends will continue to be choppy in the near term. Nevertheless, we are well positioned to manage our business in this environment, demonstrated by the ongoing strength of our service categories, outperformance of our recent acquisitions and our ability to drive increased profitability in our tire offering, while providing value to our consumers. As always, we remain focused on driving top-line growth, while controlling costs and achieving even greater economies of scale through acquisitions. In the first nine months of this fiscal year, we have completed acquisitions that expanded our geographic footprint to three new, contiguous states and are expected to add 10% annualized sales growth. Importantly, we continue to see attractive acquisition opportunities in the marketplace created by the challenging operating environment, which we will pursue in a disciplined manner. Looking forward, we will continue to leverage our strong business model and we are confident that our long-term strategic plan will enable us to expand our market share and deliver shareholder value.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 27, 2015 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-427-9411 and using the required pass code 6038063. A replay will be available approximately one hour after the recording through Tuesday, February 10, 2015 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 10, 2015.

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Towery’s Tire and Auto Care and The Tire Choice. The Company currently operates 1,017 stores in 25 states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2014.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2014	2013	% Change
Sales	$236,553	$216,695	9.2%
Cost of sales, including distribution and occupancy costs	146,357	134,371	8.9%

Gross profit	90,196	82,324	9.6%
Operating, selling, general and administrative expenses	62,237	55,398	12.3%

Operating income	27,959	26,926	3.8%
Interest expense, net	2,929	3,216	(8.9)%
Other income, net	(506)	(352)	43.7%

Income before provision for income taxes	25,536	24,062	6.1%
Provision for income taxes	9,550	8,733	9.3%

Net income	$15,986	$15,329	4.3%

Diluted earnings per share:	$.49	$.47	4.3%

Weighted average number of diluted shares outstanding	32,837	32,633
Number of stores open (at end of quarter)	1,017	951

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2014	2013	% Change
Sales	$675,358	$628,188	7.5%
Cost of sales, including distribution and occupancy costs	405,667	385,238	5.3%

Gross profit	269,691	242,950	11.0%
Operating, selling, general and administrative expenses	183,395	169,005	8.5%

Operating income	86,296	73,945	16.7%
Interest expense, net	7,837	7,074	10.8%
Other income, net	(811)	(583)	39.3%

Income before provision for income taxes	79,270	67,454	17.5%
Provision for income taxes	30,022	24,904	20.6%

Net income	$49,248	$42,550	15.7%

Diluted earnings per share	$1.50	$1.31	14.5%

Weighted average number of diluted shares outstanding	32,832	32,567

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 27, 2014	March 29, 2014
Current Assets
Cash	$4,622	$1,205
Inventories	136,436	124,920
Other current assets	43,536	41,991

Total current assets	184,594	168,116
Property, plant and equipment, net	316,832	281,883
Other non-current assets	407,865	309,957

Total assets	$909,291	$759,956

Liabilities and Shareholders’ Equity
Current liabilities	$155,372	$136,741
Capital leases and financing obligations	127,748	81,199
Other long-term debt	146,549	105,841
Other long-term liabilities	21,242	20,191

Total liabilities	450,911	343,972
Total shareholders’ equity	458,380	415,984

Total liabilities and shareholders’ equity	$909,291	$759,956